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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated September 19, 1997, relating to the financial statements of Team Communications Group, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the period from January 1, 1996 to December 31, 1996 and January 1, 1997 to June 30, 1997 listed in this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this schedule. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus.


/s/ STONEFIELD JOSEPHSON, INC.

STONEFIELD JOSEPHSON, INC.
Santa Monica, California
November 7, 1997